UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest even reported): May 16, 2007

PANGEA PETROLEUM CORPORATION
(Exact Name of Registrant As Specified in Its Charter)

COLORADO	0-30503	76-0635938
(State Or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation Or Organization)		Identification No.)

9801 Westheimer, Suite 302
(Address of Principal Executive Offices, Including Zip Code)

(713) 706-6350
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

|_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 16, 2007, Pangea Petroleum Corp. (“Pangea”) executed a letter of intent to purchase all of the outstanding stock of Rock Energy from the Rock Energy Partners Operating, LP (“Rock Energy”) shareholders, in exchange for 1,500,000,000 pre-split shares (“Acquisition Shares”) or approximately 40,540,541 shares of common stock of Pangea Petroleum Corp after giving effect to a reverse split as discussed below. Rock Energy will be a wholly owned subsidiary of Pangea.

Prior to closing, Pangea shall effect a 1:37 reverse split of their common stock, subject to shareholder approval. In addition, Pangea shall amend their articles of incorporation so that the company has 150,000,000 shares of common stock authorized and 10,000,000 shares of preferred stock authorized, subject to shareholder approval. Pangea will have approximately 13,513,514 shares issued and outstanding prior to Closing. After Closing, and after giving effect to the issuance of Acquisition Shares, Pangea will have approximately 54,054,054 shares of common stock and no shares of preferred stock outstanding.

Rock Energy shall have completed their audit by the closing of the transaction (the “Closing”) and shall have provided additional details on one of their projects called the Northwest Casmalia Project.

It is anticipated that a definitive agreement will be executed on or about June 18, 2007 and that the closing of the Transaction (the “Closing”) shall take place on or about August 28, 2007. If no agreement is reached by November 1, 2007, then this agreement will terminate unless otherwise extended by both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pangea Petroleum Corp.

Date: May 21, 2007

/s/Charles B. Pollock
Charles B. Pollock,
Chief Executive Officer and
Chairman of the Board